CERTIFICATE OF DESIGNATIONS
                        OF RIGHTS AND PREFERENCES OF THE
                 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                           MARKLAND TECHNOLOGIES, INC.


         Pursuant to the authority expressly granted and vested in the Board of Directors (the "Board of Directors" or the "Board") of MARKLAND TECHNOLOGIES, INC. (the "Company") by the Florida General Corporation Law (the "Corporation Law") and the provisions of the Company's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series C Cumulative Convertible Preferred Stock (the "Certificate of Designations") on December 9, 2002:

         RESOLVED: That the designations, powers, preferences and rights of the Series C Cumulative Convertible Preferred Stock be, and they hereby are, as set forth below:

                            I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of 8000 shares of Preferred Stock, par value $.0001 per share, is the Series C Cumulative Convertible Preferred Stock (the "Designated Preferred Stock").

                             II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:.

         A. "Buy-In Adjustment Amount" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares (as those terms are defined in
Article IV Paragraph B(6)) over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In (as defined in Article IV Paragraph B(6)) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Converting Holder will be $1,000.

         B. "Closing Date" means December 9, 2002.

         C. "Closing Bid Price" means the closing bid price during regular trading hours of the Common Stock (in U.S. Dollars) on the Principal Trading Market, as reported by the Reporting Service (as defined below).


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         D. "Common Stock" means the Company's common stock, par value $.0001 per share.

         E. "Conversion Certificates" means certificates representing the shares of Common Stock issuable on conversion of the Designated Preferred Stock.

         F. "Conversion Date" has the meaning ascribed to it in Paragraph B of
Article IV hereof.

         G. "Conversion Price" means as of the Conversion Date, the variable conversion price designated as follows: (a) if the price for the Common Stock is less than or equal to $0.05, then eighty percent (80%) of the Market Price, (b) if the price for the Common Stock is greater than $0.05 but less than or equal to $0.10, then seventy five percent (75%) of the Market Price, (c) if the price for the Common Stock is greater than $0.10 but less than or equal to $0.15, then seventy percent (70%) of the Market Price, (d) if the price for the Common Stock is greater than $0.15, then sixty five percent (65%) of the Market Price, subject to adjustment as provided herein.

         H. "Holder" means a person or entity holding shares of the Designated Preferred Stock.

         I. "Junior Securities" means (i) any class or series of capital stock of the Company authorized prior to the filing of this Certificate of Designations that, by its terms, ranks junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary and (ii) all classes or series of capital stock of the Company authorized after the filing of this Certificate of Designations, unless consented to as provided herein in each instance, each of which shall rank junior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         J. "Liquidation Preference" means, with respect to a share of Designated Preferred Stock, an amount equal to the Stated Value thereof.

         K. "Market Price" means the average Closing Bid Prices during the five
(5) trading days ending on the trading day immediately preceding the Conversion Date.

         L. "Pari Passu Securities" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         M. "Principal Trading Market" means The NASD/OTCBB Market or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded, including the pink sheets.


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

         N. "Redemption Price" means 120% of the Stated Value, plus accrued dividends during the first 180 days subsequent to the Closing Date; 125% of the Stated Value, plus accrued dividends beginning 181 days and ending 270 days subsequent to the Closing Date; 130% of the Stated Value, plus accrued dividends beginning 271 days and ending 360 days subsequent to the Closing Date; 135% of the Stated Value, plus accrued dividends thereafter.

         O. "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Designated Preferred Stock and reasonably acceptable to the Company.

         P. "SEC" means the United States Securities and Exchange Commission.

         Q. "Securities" means the shares of Designated Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

         R. "Senior Securities" means each class or series of capital stock of the Company authorized prior to the original filing of this Certificate of Designations that, by its terms, is senior to the Designated Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary if, but only if, securities from such class or series have been issued prior to the Closing Date and such issuance was disclosed in the filings made by the Company with the SEC and available on the SEC's EDGAR system.

         S. "Stated Value" for the Designated Preferred Stock shall be $1,000.00 per share.

         T. "Trading Day" means any day during which the Principal Trading Market shall be open for business.

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

                                 III. DIVIDENDS

         A. Generally. The holders of shares of Designated Preferred Stock shall be entitled to receive dividends on each share of Designated Preferred Stock to accrue on a daily basis at the rate of 5% per annum on the sum of the Liquidation Preference thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Designated Preferred Stock to and excluding the first to occur of (i) the date on which such share of Designated Preferred Stock is redeemed by the Company, (ii) the date on which the Liquidation Preference of such Designated Preferred Stock (plus an amount equal to all accumulated or accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Company;(iii) the date on which such share of Designated Preferred Stock is otherwise acquired by the Company; or (iv) the date on which such share of Designated Preferred Stock is converted pursuant to the conversion terms herein. At the option of the holder, such dividends may be payable by the Company in unrestricted Common Stock issuable at the then applicable Conversion Price, whether pursuant to a then effective registration statement for such Common Stock, or pursuant to a exemption to the requirement for such registration. Such dividends shall accrue whether or not they have been declared and whether or not there are legally available funds, and such dividends shall be cumulative such that all accumulated or accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Company initially issues any share of Designated Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times subsequent transfer of such share of Designated Preferred Stock is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share of Designated Preferred Stock.

                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Each Holder of shares of Designated Preferred Stock may, at any time after the Closing Date and from time to time thereafter, convert (an "Optional Conversion") each of its shares of Designated Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

          Stated Value of Shares to Be Converted plus Accrued Dividends
                           Applicable Conversion Price

         B. Mechanics of Conversion. To effect a conversion of shares of the Designated Preferred Stock, the Holder must deliver or fax a Notice of Conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Company (to the attention of the President or such other officer as may identified by notice given by the Company to the Holder from time to time) as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Designated Preferred Stock and shall evidence such Holder's intention to convert all or a portion of such shares. The date of conversion (the "Conversion Date") shall be deemed to be the date on which the Holder faxes or otherwise delivers a Notice of Conversion to the Company.

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


            1. Delivery of Common Stock Upon Conversion. The Conversion Certificates will be delivered to the Converting Holder at the address specified in the Notice of Conversion, via express courier, by electronic transfer or otherwise, within five (5) business days (such fifth business day, a "Delivery Date") after the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph.

            2. Taxes. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Designated Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Designated Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

            3. No Fractional Shares. If any conversion of Designated Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Designated Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

            4. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of this Article
IV. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to independent auditors to be selected by the Holder (unless the Holders and the Company mutually agree to a different firm). The auditors, at the expense of the party or parties in error (as determined by the auditors), shall audit the calculations and notify the Company and the Holder of the results within five
(5) business days following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article IV above.

            5. Delay in Delivering Conversion Certificates. The Company understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Company agrees if there is a delay in the delivery of the Conversion Certificates (as adjusted in accordance with this provision) so that such Conversion Certificates are not received within five (5) business days after the Delivery Date, to pay late payments to such Holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days after the Delivery Date):

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


                                        Late Payment For Each $10,000 of Stated
    No. Business Days Late                       Value Being Converted
-----------------------------       --------------------------------------------
             1                                         $100
             2                                         $200
             3                                         $300
             4                                         $400
             5                                         $500
             6                                         $600
             7                                         $700
             8                                         $800
             9                                         $900
            10                                       $1,000
           >10                               $1,000 +$200 for each Business Day
                                                Late beyond 10 days

The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the Holder within a reasonable time. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within five (5) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion; provided, however, that any payments contemplated by this Paragraph B(5) of this Article IV which have accrued through the date of such revocation notice shall remain due and owing to the Converting Holder notwithstanding such revocation.

            6. Buy-In. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Conversion Certificates and after such Delivery Date, the Holder of the Designated Preferred Stock being converted (a "Converting Holder") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "Buy-In"), the Converting Holder shall have the right to require the Company to pay to the Converting Holder, in addition to and not in lieu of the amounts due under Paragraph B(5) of Article IV hereof (and in addition to all other amounts contemplated in other provisions of the other agreements between the Company and the Holder, and not in lieu of any such other amounts), the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Converting Holder in immediately available funds immediately upon demand by the Converting Holder.

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

            7. DWAC Certificate Delivery. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

            8. Conversion Obligations and Default. If, at any time the Company challenges, disputes or denies the right of a Holder of Designated Preferred Stock to effect a conversion of the Designated Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Certificate of Designations (subject to the provisions of Paragraph B(4) of this Article IV with respect to certain disputes relating to calculations of the number of shares to be issued), then such Holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Designated Preferred Stock for which a Notice of Conversion has been refused pursuant to this Paragraph B(8) for cash, at an amount per share equal to the Holder Redemption Price.

            9. Conversion in Bankruptcy. The Holder of any Designated Preferred Stock shall be entitled to exercise its conversion privilege with respect to the Designated Preferred Stock notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of such Holder's right to convert the Designated Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. Upon the initial issuance of the shares of Designated Preferred Stock, the Company shall reserve, out of the authorized but unissued shares of Common Stock, 50,000,000 shares of Common Stock (the "Reserved Amount"; subject to adjustment as provided below) for issuance upon conversion of the Designated Preferred Stock. Thereafter the number of authorized but unissued shares of Common Stock so reserved shall cover at least a number of shares equal to the sum of two hundred percent (200%) of (A) the number of shares of Common Stock as would then be issuable upon a conversion in full of the then outstanding Designated Preferred Stock, and (B) the number of shares of Common Stock as would be issuable as payment of dividends on the Designated Preferred Stock. The Reserved Amount shall be adjusted as and when the Conversion Price is adjusted pursuant to Article VIII hereof. The Reserved Amount shall be allocated to the holders of Designated Preferred Stock as provided in Article XI Paragraph D.

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

                                 VI. REDEMPTION

         A. Redemption by the Company.

            1. Notwithstanding any other provision hereof to the contrary, at any time the Company shall have the right to redeem all or any portion of the then outstanding principal amount of the Designated Preferred Stock then held by the Holder (a "Company Redemption") in cash for an amount (the "Company Redemption Amount") equal to Redemption Price.

            2. If the Company elects to make a Company Redemption, the Company shall give written notice of such redemption to the Holder (the "Company Notice of Redemption"). The date on which the Company shall pay the Company Redemption Amount (the "Company Redemption Payment Date") shall be no fewer than five (5) business days and no later than ten (10) business days after the Company Notice of Redemption is given by the Company.

            3. Upon receipt of the Company Notice of Redemption, the Holder's right to effect a Conversion with respect to shares of Designated Preferred Stock being specified as being redeemed in such Company Notice of Redemption shall continue at the until the Company Redemption Payment Date.

            4. Restriction on Redemption. The Company shall not be entitled to send Company Notice of Redemption under Section (2) hereof unless it has:

A.                (i)      The full amount of the applicable Redemption Price in
                           cash or cash equivalents, available in a demand or other immediately available account in one or more banks or similar financial institutions;

                  (ii) Immediately available credit facilities in the full amount of the applicable Redemption Price with one or more banks or similar financial institutions;

                  (iii) An agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds equal to the applicable Redemption Price; or

                  (iv)     A combination of the items set forth in (i), (ii) and
                           (iii) above, aggregating the full amount of the applicable Redemption Price.

B. Certified to the Holder, in writing, that it is not aware of the existence or imminent existence or likelihood of any event described in Article VIII. A.

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

            5. At the election of the Holder at any time prior to the date on which the Company pays the Company Redemption Amount to the Holder, the Holder shall have the right to convert the Designated Preferred Stock as if such Company Notice of Redemption had never been given.

                           VII. LIQUIDATION PREFERENCE

         A. Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations. If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including but not limited to the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "Liquidation Event"), then and in that event, no distribution shall be made to the holders of Junior Securities, unless, prior thereto, the holders of the Designated Preferred Stock shall have first received an amount in cash or equivalent value in securities or other consideration equal to the Liquidation Preference thereof. If upon any liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the Liquidation Preference of the Designated Preferred Stock, then, and in that event, the amount of cash so payable, and amount of securities or other consideration so distributable, shall be shared ratably among the holders of the Designated Preferred Stock.

                           VIII. ADJUSTMENTS TO PRICES

         A. Sale. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Designated Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with, or acquisition by, another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person, or there is an outstanding tender offer for the Common Stock of the Company or the Company enters into a transaction that could result in a change in control of the Company (collectively, a "Sale"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Designated Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, acquisition, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Designated Preferred Stock might have been, pursuant to this Certificate, converted immediately before such merger, acquisition, consolidation, sale or transfer at the Conversion Price, subject to any adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding Designated Preferred Stock by delivering a Notice of Conversion to the Company at the Conversion Price within 15 days of receipt of notice of such Sale from the Company or (ii) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding Designated Preferred Stock at the Redemption Price by delivering a notice to such effect to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

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

         B. Spin Off. If, at any time prior to the Conversion Date or the date of payment of the Company Redemption Amount hereunder, the Company consummates a spin off or otherwise divest itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the "Spin Off") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Designated Preferred Stock outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Designated Preferred Stock") been converted as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the conversion of all or any of the outstanding Designated Preferred Stock, such amount of the Reserved Spin Off Shares equal to
(x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the outstanding Designated Preferred Stock then being converted, and (b) the denominator is the principal amount of the outstanding Designated Preferred Stock.

         C. Stock Splits, etc. If, at any time while any shares of Designated Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter the Conversion Price shall be deemed to be the amount it had been calculated to be immediately prior to such dividend multiplied by a fraction, of which (x) the numerator is the number of shares (10 in the example) for which a dividend share will be issued and (y) the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

         D. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Designated Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Designated Preferred Stock.

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

                                IX. VOTING RIGHTS

         A. Generally. The holders of the Designated Preferred Stock shall not be entitled to vote with the holders of Common Stock, except as otherwise provided by the Florida Corporation Law or otherwise contemplated by this Certificate of Designations. To the extent that either Florida Corporation Law or the Company's Articles of Incorporation allows or requires the vote of the holders of the Designated Preferred Stock, voting separately as a class or series, as applicable, to authorize a given action of the Company, the affirmative vote or consent of the holders of 67% of the outstanding shares of Designated Preferred Stock shall constitute the approval of such action by the class.

                           X. CONVERSTION RESTRICTIONS

         A. Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein other than a conversion pursuant to Paragraphs A or B of Article VIII, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Designated Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the applicable Holder that it has evaluated the limitation set forth in this section and determined that issuance of the full number of Underlying Shares requested in such Conversion Notice is permitted. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Company as contemplated in Article VIII herein.

                                XI. MISCELLANEOUS

         A. Rank. The Designated Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) pari passu with any Pari Passu Securities; provided, however, that no additional Senior Securities or Pari Passu Securities shall be created without the written consent of two thirds of the holders of the outstanding Designated Preferred Stock.

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         B. Cancellation of Designated Preferred Stock. If any shares of
Designated Preferred Stock are converted or redeemed pursuant to this Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Designated Preferred Stock.

         C. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Designated Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Designated Preferred Stock certificate(s), the Company shall execute and deliver new Designated Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Designated Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Designated Preferred Stock.

         D. Allocation of Reserved Amount. The Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Designated Preferred Stock based on the number of shares of Designated Preferred Stock held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Designated Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Designated Preferred Stock shall be allocated to the remaining holders of shares of Designated Preferred Stock, pro rata based on the number of shares of Designated Preferred Stock then held by such holders.

         E. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designations (upon redemption or otherwise), such cash payment shall be made to the Holder in good funds on the date specified herein or, if not so specified, within five (5) business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within the relevant time period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Designated Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed any applicable legal or regulatory limitation) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Designated Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designations.

                                       12
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         G. Jury Trial Waiver.  The Company and, by its acceptance of the shares of the Designated Preferred Stock, the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Certificate of Designations.

         H. Amendments. This Certificate of Designations may only be amended with the written consent of the holders of sixty-seven (67%) percent of the outstanding Designated Preferred Stock and the vote or action of any other party or class entitled to vote or act thereon.


                                                     MARKLAND TECHNOLOGIES, INC.

                                                    By:__/s/ Larry Shatsoff____
                                                           President


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                                                                     EXHIBIT A

                           MARKLAND TECHNOLOGIES, INC.

                              Notice of Conversion

                    (To be Executed by the Registered Holder in order to Convert the Series C Cumulative Convertible Preferred Stock)


TO:      MARKLAND TECHNOLOGIES, INC.        VIA TELECOPIER  (      )

         Attn:

FROM:
     ----------------------------------------------------------------("Holder")

DATE:
     --------------------------------------------------- (the "Conversion Date')

RE: Conversion of $ ________ Stated Value (the "Converted Preferred Stock") of the SERIES C Cumulative Convertible Preferred Stock (the "Designated Preferred Stock") of MARKLAND TECHNOLIGIES, INC. (the "Company") into______shares (the "Conversion Shares") of Common Stock (defined below)


     The captioned Holder hereby gives notice to the Company, pursuant to the Certificate of Designations (the "Certificate of Designations") for the Designated Preferred Stock of the Company that the Holder elects to convert the Converted Preferred Stock into fully paid and non-assessable shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (check one):

         |_|      $_____________; or

         |_| Other $__________, based on adjustment(s) contemplated by the Certificate of Designations

Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

                  Name and Record Address                  Conversion Shares

                  ________________________
                  ________________________
                  ________________________

                                                __________________________
                                                (Print name of Holder)
                                                By:




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